EXHIBIT 10(b)

ANNUAL INCENTIVE COMPENSATION PLAN
CLECO CORPORATION
(As Amended and Restated January 23, 2003)

1.   Purpose of the Plan

      The purpose of the Annual Incentive Compensation Plan (hereinafter the "Plan") for Cleco Corporation (hereinafter the "Company") is to:

        A.     Provide incentive compensation to those officers and key employees who contribute significantly to the growth and success of the Company;

        B.     Attract and retain individuals of outstanding ability;

        C.     Align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders.

2.   Definitions

   As employed in the Plan and all related Attachments and Exhibits, the following words and phrases should have the following meanings:

   "Base Salary" means the year-end base salary in effect for the Plan Year as shown in the personnel records of the Company.

   "Board" means the Board of Directors of Cleco Corporation headquartered in Pineville, Louisiana.

   "Committee" means the Compensation Committee of the Board of Directors of Cleco Corporation, or any other committee of the Board designated by resolution of the Board to administer the Plan.

   "Corporate Threshold" refers to the pre-established corporate performance level that must be reached in order for any award(s) to be paid pursuant to those portions of the Plan that incorporate, fully or partially, some measure of Subsidiary or individual Participant performance to determine an individual's award.

   "Earnings per Share" or "EPS" means the Company's net income attributable to common stock divided by the average number of common shares outstanding.

   "Funding Formula" means the formula established by the Committee each year that determines the maximum amount of payments that may be made from the Plan.  This formula may be expressed as a percentage of net income or any other relationship determined by the Committee to protect the interests of shareholders.  Funds generated by the formula establish a pool of money that may be used for payments to Participants under the Plan.

   "Management by Objective" or "MBO" means that metric used at the Subsidiary level to measure an individual Participant's performance as it relates to the Annual Incentive Plan.  It may be expected that the MBO definition may vary from one subsidiary to the next, and be weighted in varying percentages from Participant to Participant.

   "Participant" means any officer, executive or key employee of the Company selected by the Committee to receive an award under the Plan.  Members of the Board who are not employed on a full-time basis by the Company are not eligible to receive awards under the Plan.

   "Payout" means a payment made to a Participant under the terms and conditions of the Plan.

   "Payout Matrix" means a chart that illustrates the relationship between the performance criteria and the payouts that are generated by the actual performance each year.  The matrix contains the various levels of performance and the payouts, expressed as a percentage of targeted awards, that will be paid for each level of performance.  Payouts determined by the payout matrix are subject to availability of funds as computed by the Funding Formula.

   "Payout Schedule" means the incentive amount expressed as a percentage of base salary that will be paid at various levels of actual performance when compared to target performance.

   "Peer Companies" means a list of electric utility or other companies selected or approved by the Committee, against which the performance of the Company is compared each year (12 month performance cycle) as one element of determining payouts under the Plan.

   "Performance Criteria or Performance Measure(s) " means those financial, operational or individual measures that are selected each Plan Year by the Committee and used to determine awards under the Plan.  Performance criteria may be established for corporate, subsidiary, division, individual or other business unit results.

   "Plan" means the Annual Incentive Compensation Plan for the Company.

   "Subsidiary" shall mean any subsidiary, strategic business unit, or limited liability corporation as defined for the purposes of this Plan.

   "Subsidiary Measures" means those factors/performance metrics that are used to determine that portion of a Participant's incentive award that is based on Subsidiary performance, or some aspect of Subsidiary performance.   Subsidiary measures may or may not be used in any given plan year.

   "Relative ROE" means the Company's Return on Equity in relation to the Peer Group.  This relationship will normally be expressed as a percentile rank within the group.

   "Return on Assets" or "ROA" means the ratio of net earnings to total assets of the company, subsidiary or operating unit.

   "Return on Equity" or "ROE" means the ratio of net earnings to shareholders' equity for the Company.

   "Return on Revenue" or "ROR" means the ratio of income before taxes, interest expense or corporate allocation to revenue for a subsidiary or operating unit.

   "Target" means the level of performance that is judged sufficient by the Committee, based on predetermined objectives, to obtain the target award.

3.   Administration of the Plan

   The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company.  Subject to the provisions of the Plan, the Committee shall have exclusive authority to amend, modify, suspend or terminate the Plan at any time.

   At the beginning of each Plan Year, the President and Chief Executive Officer of the Company will make recommendations to the Committee regarding Participants, size of potential awards, corporate and individual performance criteria, performance targets and corporate performance thresholds.  The Committee will consider and approve or modify the recommendations as appropriate.  At the conclusion of each Plan Year, the President and Chief Executive Officer of the Company will present to the Committee a schedule indicating actual performance and the recommended award earned by each Participant.  The Committee will review the recommendations and approve or modify the recommendations as presented and approve the award to be paid to each Participant.

4.   Performance Criteria

   At the full discretion of the Compensation Committee of the Board of Directors, performance criteria, by which all Annual Incentive awards shall be determined, will be selected at the beginning of each Plan year.   Performance criteria may vary from year to year and may be based on corporate, business unit-specific, or individual criteria or some combination of the three.

5.   Weighting of Performance Criteria

   Each plan year, the Committee will consider and approve performance criteria and relative weights which will be provided to each plan participant through the plan agreement document.

6.   Peer Companies or Peer Group

   The President and Chief Executive Officer of the Company shall select, and the Committee shall approve, a group of Peer Companies against which Company ROE shall be compared to determine Company performance for purposes of the Plan.  Such selection shall take place at the time of the adoption of the Plan Year and for each Plan Year.

   It is anticipated that the selected and approved group of Peer Companies may change or otherwise be altered during the course of the Plan Year due to factors including, but not limited to, corporate mergers, acquisitions, discontinuation of normal business operations, etc.  In any situation that impacts or materially alters the composition of the Peer Group, the President and Chief Executive Officer shall recommend changes to the Peer Group and present those changes for the Committee's approval before the end of the Plan Year.  Ultimate approval of, or any modifications to, the Peer Group shall be at the sole discretion of the Committee.

7.   The Award Process

      As soon as practicable after the end of each Plan Year, the Committee, upon recommendation of the President and Chief Executive Officer of the Company, will determine the actual level of performance for each Plan Incentive Measure.  This level of performance will be matched to the appropriate range of performance on the payout matrix and/or any other award/performance schedules.  Based on an analysis of the relationship between the actual and Plan performance levels, the award for each Participant, expressed as a percentage of the target award for the Participant, will be determined.

      The Committee, based on the President and Chief Executive Officer's recommendation, may adjust (up) the calculated award.  The purpose of such adjustment is to recognize outstanding individual performance.  In the event that performance is clearly below standards the President and Chief Executive Officer may recommend reduction of the calculated award.  The magnitude of such adjustments is limited to plus or minus 25% of the affected Participant's calculated award.

8.   Funding Formula

      The Funding Formula for the Plan will be communicated to all Participants through the Plan agreement.  Any unused portions in the fund so created by the formula cannot be used in future years and must be returned to the general assets of the Company.  If the funding formula produces a payout pool that is not adequate for the payment of awards from the payout matrix, all awards will be reduced on a proportional basis so that the total dollar amount of the pool is not exceeded.

   Beginning with Plan Year 1999 the Funding Formula shall be 4.5% of Net Income, subject to modification by the Compensation Committee of the Board of Directors.

9.   Corporate Threshold

   The Committee may establish a Corporate Performance Threshold for each Plan Year.  If a threshold is established and actual corporate performance is below the established threshold, no payments will be made on business unit or individual measures, regardless of actual individual or business unit results.  This threshold is included in the Plan agreement signed by each individual Participant.

10. Revised Award Levels and Performance Criteria

   For Participants who are assigned to different position levels or transferred between Company organizations during the Plan Year, the Committee may, at any time, and upon recommendation of the President and Chief Executive Officer of Cleco Corporation, establish revised award levels and performance criteria for that Participant.

11. Form of Payment

      All awards under the Plan will be paid in cash, in one lump sum, subject to such payroll taxes and other deductions, if any, as may be in effect at the time of payment.

12. Timing of Payment

   All awards will be paid as soon as practicable following approval by the Committee of actual awards.

13. Adjustments

   Neither may the Committee change any performance criteria, targets, payout schedules or participation levels retroactively for a Plan Year, nor may the Committee exclude any previously designated Plan Participant(s), except as and to the extent determined by the Committee in the event of changes in accounting practices or extraordinary or unanticipated circumstances which could have a material adverse effect on the achievement of Performance Criteria.

14. Termination, Death or Disability

      Awards will be paid only to Participants who are actually employed by the Company and on the Company payroll on the last day of each Plan Year, except as indicated below.  A Participant whose employment terminates prior to the end of the Plan Year shall forfeit any and all awards and payouts from the Plan, as well as any rights thereto, whether terminated by the Company or terminating employment voluntarily.  Those who terminate employment due to death, disabilityor retirement under the Company's qualified retirement plan will be paid a pro-rata portion of any award based on their date of termination.  Such prorated payments will be made at the time and in the form that all payments are normally made to all other Participants.  The pro rata award shall be calculated by multiplying the full year's award by the percentage which is the result of dividing the number of full months as an active employee and a Participant by 12.

15. New Participants

      Participation for new employees will be determined as required by the Committee.

16. Miscellaneous

   No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive any award made under the Plan until such award becomes payable to him or her.

   No Participant shall have any lien on any asset of the Company by reason of any award, actual or inferred, under the Plan.

   The adoption of the Plan or any modification or amendment thereof does not imply any commitment to continue or adopt the same Plan, or any modification thereof, or any other Plan for incentive compensation for any succeeding year, provided that no such modification or amendment shall adversely affect rights to receive any amount to which Participants have become entitled prior to such modifications and amendments.  Neither the Plan nor any award made under the Plan shall create any employment contract or relationship between the Company and any Participant.  This Plan supersedes all officer incentive compensation plans of Cleco Corporation, its divisions and subsidiaries.

   Each Participant shall be provided with a Plan description and a Plan Agreement for each Plan Year.  The Plan Agreement shall contain or have attached to it the Plan specifics for each year, including the following:

            The corporate threshold
            The funding formula
            The payout matrix
            The payout schedule
            The list of peer companies

17. Plan Succession

   This Plan shall be binding on the successors of the Company (including any Successor Company).

18. Adjustments in Performance

   For the purposes of calculating the incentive award, the Committee, based on the President and Chief Executive Officer's recommendations, may make such adjustments in order to more accurately reflect the true operating performance of the Company and/or Subsidiary.  Adjustments may include, but are not limited to, excluding or including extraordinary items of income or expense.

19. Plan Termination and Amendment

   The Committee shall have the right to change, modify or terminate the Plan at any time.  However, such modification, termination or change (except under Paragraphs 17 and 18) shall not affect the Participants' awards once the Plan has been reviewed and adopted for a Plan year.

20. Gender and Number

   Except when otherwise indicated by the context, any masculine terminology used in this Plan shall also include the feminine.  Plural/singular terminology used shall also include singular or plural as indicated by the context.

21. Liability/Powers of the Committee

   21.1 Powers of the Committee

   The Committee (under the authority delegated to it by the Board) shall have the full authority to interpret, construe, modify and administer this Plan, to adopt appropriate procedures and make all decisions necessary or proper to carry out the terms of the Plan, including naming of those employees who shall participate in the Plan.

   21.2 Liability

   In the absence of bad faith neither the Company, nor any of its affiliates, officers, employees, members of the Committee or agents shall have any liability to any person, firm, or corporation based on, or arising out of the Plan.

22. Governing Law

   The Plan shall be construed in accordance with and governed by the laws of the state of Louisiana.

23. Severability

   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other Plan provision(s).

24. Titles and Headings

   The titles and headings of the paragraphs of this Plan are for convenience of reference and in case of any conflicts, the text of the Plan, rather than such titles or headings shall control.